                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) April 24, 2002
                                                          --------------

                              Alltrista Corporation
                             ----------------------
             (Exact name of registrant as specified in its charter)

          Delaware                      0-21052                  35-1828377
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)

555 Theodore Fremd Avenue, Rye, New York                              10580
--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)

        Registrant's telephone number, including area code (914) 967-9400
                                                           --------------

         (Former name or former address, if changed since last report.)

Item 2.  Acquisition of Assets

         On April 24, 2002, Alltrista Corporation ("Alltrista") acquired the business of Tilia International, Inc., and its subsidiaries, Tilia, Inc. and Tilia Canada, Inc. (collectively, "Tilia") pursuant to an asset purchase agreement. The purchase price consisted of approximately (a) $135 million in cash, with certain closing adjustments, (b) $10 million in cash to be held in escrow, (c) $15 million in the form of subordinated seller notes, and (d) up to $25 million contingent upon the future performance of the business and operations of Tilia.

         The asset purchase agreement provides, among other things:

         o that the $135 million cash portion of the purchase price will be reduced to reflect certain adjustments related primarily to transaction costs;

         o that of the $10 million of the purchase price to be held in escrow, $5 million will be held until March 31, 2003 and $5 million will be held until June 30, 2005, to provide a fund for the payment of any successful indemnification claims against Tilia under the asset purchase agreement;

         o that the $15 million of the purchase price to be paid in the form of subordinated seller notes will consist of (1) a $10 million subordinated seller note due and payable on March 31, 2003 (without interest) and (2) a $5 million subordinated seller note due and payable on April 24, 2004 (together with interest at a rate equal to the effective interest rate on our Credit Facility (see "Other Events - New Credit Facility") compounding semi-annually and payable at maturity into the escrow account described above); and

         o that the contingent consideration of up to $25 million will be paid in 2005 and will be determined as follows:

              o if the Average Annual Business EBITDA (as defined in the asset purchase agreement) of Tilia is less than $40 million, no amount is required to be paid;

              o if the Average Annual Business EBITDA of Tilia is between $40 million and $46 million, an amount between $10 million and $25 million is required to be paid; and

              o if the Average Annual Business EBITDA of Tilia is greater than $46 million, an amount of $25 million is required to be paid.

         We may, at our option, elect to pay such contingent consideration, if any, either in cash or in shares of our common stock; provided that we may pay such contingent consideration in stock only if (a) the average closing price per share of our common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the second trading day prior to the date of payment is at least $5.00 per share and (b) the product obtained by multiplying the average trading volume for this same period by the price per share (as such number is determined pursuant to clause (a) above) is at least $250,000. We may only pay the contingent consideration in cash to the extent that we will be in compliance with the Credit Facility after giving effect to such payment and there will be at least $20 million of availability remaining under our Credit Facility. To the extent contingent consideration is not paid in cash pursuant to the preceding sentence, it will be paid in shares of our common stock, without restriction for trading price or volume.

         Also in April 2002, we issued $150 million of 9 3/4% Senior Subordinated Notes to qualified institutional buyers in a private placement pursuant to Rule 144A under the Securities Act of 1933. See "Other Events - 9 3/4% Senior Subordinated Notes." The net proceeds from this offering of approximately $143.5 million, together with initial borrowings under our Credit Facility (see "Other Events - New Credit Facility"), were used principally to acquire the business of Tilia, to repay the outstanding indebtedness under our prior credit facility, to pay related fees and expenses and for cash on hand.

Item 5.  Other Events

NEW CREDIT FACILITY

         On April 24, 2002, we refinanced our existing senior indebtedness with a new $100 million senior secured credit facility (the "Credit Facility") pursuant to the terms of a Credit Agreement (the "Credit Agreement"), with Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Canadian Imperial Bank of Commerce, as Syndication Agent, National City Bank of Indiana, as Documentation Agent, and the other Lenders party thereto, including The Bank of New York, Fleet National Bank, Harris Trust and Savings Bank, U.S. Bank National Association, Allfirst Bank, Transamerica Business Capital Corporation, and Union Federal Bank of Indianapolis.

         The Credit Agreement, among other things, provides for a new senior credit facility for up to $100 million of senior secured loans, consisting of a $50 million five-year revolving credit facility (the "Revolving Credit Facility") and a $50 million five-year term loan facility (the "Term Loan Facility").

         The Revolving Credit Facility includes up to an aggregate of $10 million in standby and commercial letters of credit and up to an aggregate of $10 million in swing line loans. As of April 24, 2002, Alltrista had not drawn any of the $50 million available under the Revolving Credit Facility, although Alltrista used some availability in connection with pre-existing letters of credit.

         The Term Loan Facility was drawn in full, in the amount of $50 million, at the closing of the Credit Facility. Principal and interest under the Term Loan Facility are payable quarterly, in accordance with a specified amortization schedule, with the final payment of all amounts outstanding thereunder being due on April 24, 2007.

         The Revolving Credit Facility and the Term Loan Facility bear interest at a rate equal to (i) the Eurodollar Rate (as determined by the Administrative Agent) pursuant to an agreed formula or (ii) a Base Rate equal to the higher of
(a) the Bank of America prime rate and (b) the federal funds rate plus .50%, plus, in each case, an applicable margin ranging from .75% to 1.50% for Base Rate loans and from 2.00% to 2.75% for Eurodollar Rate loans.

         The Credit Agreement contains certain restrictions on the conduct of our business, including, among other things, restrictions, generally, on:

         o    incurring debt;

         o    disposing of certain assets;

         o    making investments;

         o    exceeding certain agreed capital expenditures;

         o    creating or suffering liens on Alltrista's assets;

         o completing certain mergers, consolidations, and with permitted exceptions, Acquisitions;

         o    declaring dividends;

         o    redeeming or prepaying other debt; and

         o    transactions with affiliates.

         The Credit Agreement also requires Alltrista to maintain certain financial covenants, including a minimum fixed charge ratio, a maximum total leverage ratio, a maximum senior leverage ratio, and a minimum consolidated net worth.

         The occurrence of certain events or conditions described in the Credit Agreement (subject to grace periods in certain cases) constitutes an event of default. If an event of default occurs, the Administrative Agent may, at the request or consent of the Lenders, among other things, declare the entire outstanding balance of principal and interest of all outstanding loans to be immediately due and payable. The events of default include, among other things:

         o our failure to pay any principal, interest, or other fees when due;

         o    any material judgment or order entered against Alltrista;

         o    any inaccuracy in the representations and warranties;

         o failure to observe certain covenants under the Credit Agreement (including, e.g., the financial covenants);

         o bankruptcy, insolvency or receivership proceedings with respect to Alltrista; and

         o    a change of control of Alltrista.

         The Credit Agreement provides that Alltrista shall make certain required prepayments of the Term Loan and Revolving Loan upon the happening of certain specified events including, among other things, the sale of Equity Securities and proceeds received from Dispositions, each with permitted exceptions.

         In connection with entering into the Credit Agreement, all of our direct and indirect domestic subsidiaries, including Hearthmark, Inc., Alltrista Plastics Corporation, Alltrista Newco Corporation, Alltrista Zinc Products, L.P., Penn Video, Inc., Lafayette Steel & Aluminum Corporation, Caspers Tin Plate Company, Unimark Plastics, Inc., LumenX Corporation, Alltrista

Unimark, Inc., TriEnda Corporation, Tilia, Inc. (formerly known as Alltrista Acquisition I, Inc.), Tilia Direct, Inc. (formerly known as Alltrista Acquisition II, Inc.), and Tilia International, Inc. (formerly known as Alltrista Acquisition III, Inc.), and Quoin Corporation (collectively, the "Domestic Subsidiaries"), have agreed to guarantee the obligations of Alltrista under the Credit Agreement.

         Pursuant to the Securities Pledge Agreement, all obligations under the Credit Agreement are secured by a security interest in all of the capital stock or other equity interests of each of our existing or future direct or indirect domestic subsidiaries, and 65% of the voting capital stock or other equity interests and 100% of the nonvoting stock or other equity interests of each of our (or any of our direct or indirect domestic subsidiaries') existing or future direct foreign subsidiaries. Pursuant to the terms of a Security Agreement and an Intellectual Property Security Agreement, the obligations under the Credit Agreement are also secured by a security interest in substantially all of the assets and properties of Alltrista and the Domestic Subsidiaries.

         The foregoing is a summary of the material provisions of the Credit Agreement and certain of the documents entered into by Alltrista and the Domestic Subsidiaries in connection therewith. Attached hereto as exhibits are copies of the Credit Agreement and certain documents entered into by Alltrista which contain the actual terms of such documents, and which are incorporated herein by reference.

9 3/4% SENIOR SUBORDINATED NOTES

         On April 24, 2002, we issued 9 3/4 % senior subordinated notes (the "Notes") to qualified institutional buyers in the aggregate principal amount of $150 million under an Indenture among Alltrista, the Domestic Subsidiaries, and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended. The net proceeds from this offering were approximately $143.5 million.

         We may issue additional Notes under the Indenture from time to time. All Notes issued under the Indenture are treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We issued the Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on May 1, 2012.

         Interest on the Notes accrues at the rate of 9 3/4 % per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2002. We will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

         The Notes are unconditionally guaranteed on a senior subordinated basis by the Domestic Subsidiaries. The Notes and the guarantees will be unsecured senior subordinated obligations. Accordingly, they will rank:

         o junior to all of Alltrista and the Domestic Subsidiaries' existing and future senior debt, including the Credit Facility;

         o equally with all of Alltrista and the Domestic Subsidiaries' existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the Notes; and

         o senior to any of Alltrista and the Domestic Subsidiaries' future debt that expressly provides that it is subordinated to the Notes.

         The obligations under the Notes and the related guarantees are subordinated to the obligations under the Credit Facility.

         On or after May 1, 2007, we may redeem all or part of the Notes at any time at a redemption price ranging from 100% to 104.875% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. Prior to May 1, 2005, we may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain public equity offerings at a redemption price of 109.750% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. If a change of control of Alltrista occurs, we must offer to repurchase the Notes at a price of 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any.

         The Indenture governing the Notes will, among other things, limit the ability of Alltrista and certain of its subsidiaries to:

         o    incur additional indebtedness;

         o pay dividends or distributions on, or redeem or repurchase, capital stock;

         o    make investments;

         o    engage in transactions with affiliates;

         o    incur liens;

         o    transfer or sell assets; and

         o consolidate, merge or transfer all or substantially all of our assets.

         The occurrence of certain events or conditions (subject to grace periods in certain cases) constitutes an event of default under the Notes. If an event of default occurs, the trustee or holders of at least 25% of the aggregate principal amount of the then outstanding Notes may, among other things, declare the entire outstanding balance of principal and interest of all outstanding loans to be immediately due and payable. The events of default include, among other things:

         o our failure to pay any principal, interest, or other fees when due under the Notes;

         o failure to pay certain judgments entered against Alltrista or certain of its subsidiaries;

         o    failure to observe certain covenants under the Notes;

         o certain bankruptcy events with respect to Alltrista or certain of its subsidiaries; and

         o    a default under certain other indebtedness.

         Under a Registration Rights Agreement, Alltrista and the Domestic Subsidiaries agreed to:

         o file a registration statement within 60 days after the issue date of the Notes enabling the holders of the Notes to exchange the Notes for publicly registered Notes with identical terms;

         o use their best efforts to cause the registration statement to become effective within 180 days after the issue date of the Notes;

         o consummate the exchange offer within 30 business days after the effective date of the registration statement for the Notes;

         o file a shelf registration statement for the resale of the Notes if Alltrista cannot effect an exchange offer and in certain other circumstances;

         o use its best efforts to cause the shelf registration statement to be declared effective; and

         o keep the shelf registration statement effective for a period of at least two years subject to certain provisions of the Registration Rights Agreement.

         If we do not comply with certain of our obligations under the registration rights agreement, we have agreed to pay liquidated damages.

         The Notes are eligible for trading in The PORTAL(SM) Market. Alltrista does not intend to list the Notes on any securities exchange.

The foregoing is a summary of the material provisions of the Indenture, the Notes, and the Registration Rights Agreement. Attached hereto as exhibits are copies of the Indenture, the form of Notes, and the Registration Rights Agreement which contain the actual terms of such documents, and which are incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

         (a) Financial Statements of Business Acquired.

         Audited consolidated balance sheets of Tilia as of December 31, 2000 and 2001 and related consolidated statements of operations, shareholders' equity and cash flows for each of the years ended December 31, 1999, 2000 and 2001. See "Index to Financial Statements."

         (b) Pro Forma Financial Information.

         Unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 of Alltrista which gives effect to the acquisition of Tilia as if it had occurred on January 1, 2001. See "Index to Financial Statements."

         (c) Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit  Description
-------  -----------

4.1 Indenture, dated as of April 24, 2002, among Alltrista, the Domestic Subsidiaries, and The Bank of New York, as trustee, and form of Note attached as Exhibit A thereto

10.1 Credit Agreement, dated as of April 24, 2002, among Alltrista, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Canadian Imperial Bank of Commerce, as Syndication Agent, National City Bank of Indiana, as Documentation Agent, and the other Lenders party thereto, including The Bank of New York, Fleet National Bank, Harris Trust and Savings Bank, U.S. Bank National Association, Allfirst Bank, Transamerica Business Capital Corporation, and Union Federal Bank of Indianapolis

10.2 Guaranty Agreement, dated as of April 24, 2002, by the Domestic Subsidiaries to Bank of America, NA., as administrative agent

10.3 Security Agreement, dated as of April 24, 2002, among Alltrista, the Domestic Subsidiaries, and Bank of America, N.A., as administrative agent

10.4 Intellectual Property Security Agreement, dated as of April 24, 2002, among Alltrista, the Domestic Subsidiaries and Bank of America, N.A., as administrative agent

10.5 Securities Pledge Agreement, dated as of April 24, 2002, among Alltrista, Quoin Corporation, Alltrista Newco Corporation, Caspers Tin Plate Company, and Bank of America, NA., as administrative agent

10.6 Asset Purchase Agreement, dated as of March 27, 2002, among Alltrista, Tilia International, Inc., Tilia, Inc., Tilia Canada, Inc., and Andrew Schilling

10.7 Amendment No. 1 to the Asset Purchase Agreement, dated as of April 24, 2002, among Alltrista, Tilia International, Inc., Tilia, Inc., Tilia Canada, Inc., and Andrew Schilling

10.8 Unsecured Subordinated Note, dated as of April 24, 2002, by Alltrista in favor of Tilia International, Inc. in the principal amount of $5,000,000

10.9 Unsecured Subordinated Note, dated as of April 24, 2002, by Alltrista in favor of Tilia International, Inc. in the principal amount of $10,000,000

10.10 Escrow Agreement, dated as of April 24, 2002, among Alltrista, Tilia International, Inc., Tilia, Inc., Tilia Canada, Inc., Andrew Schilling, and J. P. Morgan Trust Company, National Association, as escrow agent

Exhibit  Description
-------  -----------

10.11 Long Term Escrow Agreement, dated as of April 24, 2002, among Alltrista, Tilia International, Inc., Andrew Schilling, and J. P. Morgan Trust Company, National Association, as escrow agent

10.12 Purchase Agreement, dated as of April 10, 2002, Alltrista, the Domestic Subsidiaries, and Banc of America Securities LLC, CIBC World Markets Corp., and NatCity Investments, Inc., a representatives of the several initial purchasers

10.13 Registration Rights Agreement, dated as of April 24, 2002, among Alltrista, the Domestic Subsidiaries, and Banc of America Securities LLC, CIBC World Markets Corp., and NatCity Investments, Inc., a representatives of the several initial purchasers

23.1     Consent of Arthur Andersen LLP

99.1     Press Release of Alltrista, dated April 24, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 8, 2002

                                       ALLTRISTA CORPORATION


                                       By: /s/ Ian G.H. Ashken
                                           -------------------------------------
                                           Name:  Ian G.H. Ashken
                                           Title: Vice Chairman, Chief Financial
                                                  Officer, and Secretary

                          INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Report of Independent Public Accountants.................................... F-2
Consolidated Statements of Operations
for the Years Ended December 31, 1999, 2000 and 2001........................ F-3

Consolidated Balance Sheets as of December 31, 2000 and 2001................ F-4
Consolidated Statements of Cash Flows
for the Years Ended December 31, 1999, 2000 and 2001........................ F-5
Consolidated Statements of Shareholders' Equity
for the Years Ended December 31, 1999, 2000 and 2001........................ F-6
Notes to Consolidated Financial Statements.................................. F-7

Unaudited Pro Forma Condensed Financial Statements

Pro Forma Condensed Consolidated Statements of Operations
for the Year Ended December 31, 2001........................................F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Tilia International, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tilia International, Inc. (a Cook Islands Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tilia International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.


                                       ARTHUR ANDERSEN LLP

San Francisco, California
 January 30, 2002

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                        2001              2000             1999
                                                  ---------------   ---------------   --------------
Net sales .....................................    $183,825,138      $132,079,478      $ 79,996,637
Cost of goods sold ............................      89,668,207        59,896,104        32,655,501
                                                   ------------      ------------      ------------
Gross profit ..................................      94,156,931        72,183,374        47,341,136
                                                   ------------      ------------      ------------
Operating expenses
 Sales and marketing ..........................      43,567,390        34,111,543        20,763,454
 Product development and engineering ..........       2,267,751         1,860,911           994,116
 General and administrative ...................      15,196,506        10,217,678         6,137,069
 Depreciation and amortization ................       1,361,526           872,760           744,304
 Bad debts (reserve reversal) expense .........        (427,041)          771,380           254,127
 Noncash stock compensation expense ...........         198,501           157,342                --
                                                   ------------      ------------      ------------
   Total operating expenses ...................      62,164,633        47,991,614        28,893,070
                                                   ------------      ------------      ------------
Income from operations ........................      31,992,298        24,191,760        18,448,066
Other (expense) income ........................        (700,767)          226,653           428,869
                                                   ------------      ------------      ------------
Net income before income tax ..................      31,291,531        24,418,413        18,876,935
Provision for income tax ......................       8,512,529         7,385,799         4,998,982
                                                   ------------      ------------      ------------
Net income ....................................    $ 22,779,002      $ 17,032,614      $ 13,877,953
                                                   ============      ============      ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                    2001             2000
                                                              ---------------   --------------
                            ASSETS
Current assets
 Cash and cash equivalents ................................    $ 18,914,934      $   374,989
 Accounts receivable, net .................................      22,981,731       20,193,828
 Inventory, net ...........................................      22,088,654       22,733,265
 Prepaid inventory ........................................       2,363,965        1,663,197
 Prepaid income taxes .....................................              --          726,438
 Prepaid media and other expenses .........................       1,675,540        1,178,216
 Deferred tax asset .......................................       5,632,150        4,654,389
 Deposits and other current assets ........................         212,387          106,273
                                                               ------------      -----------
   Total current assets ...................................      73,869,361       51,630,595
                                                               ------------      -----------
Property and equipment, net ...............................       3,266,982        2,606,797
Long-term note receivable, net ............................         546,000               --
Long-term deferred tax asset ..............................         122,084               --
Intellectual property, net ................................         600,000          800,000
                                                               ------------      -----------
 Total assets .............................................    $ 78,404,427      $55,037,392
                                                               ============      ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable .........................................    $  3,535,528      $ 6,170,601
 Accrued liabilities ......................................      13,761,415       10,086,977
 Income taxes payable .....................................       3,543,120               --
 Bank loan payable ........................................              --        4,335,000
                                                               ------------      -----------
   Total current liabilities ..............................      20,840,063       20,592,578
                                                               ------------      -----------
Shareholders' Equity
 Series A preferred stock, no par value, 2,860,000 shares
   authorized, issued and outstanding .....................       4,468,058        4,468,058
 Common stock, no par value, 30,000,000 shares authorized,
   6,041,734 and 5,845,355 shares issued and outstanding in
   2001 and 2000, respectively ............................       3,305,902        2,911,022
 Stock subscriptions receivable ...........................        (237,000)        (182,668)
 Retained earnings ........................................      50,027,404       27,248,402
                                                               ------------      -----------
Total shareholders' equity ................................      57,564,364       34,444,814
                                                               ------------      -----------
   Total liabilities and shareholders' equity .............    $ 78,404,427      $55,037,392
                                                               ============      ===========

All shares and amounts, except for Series A preferred stock, have been restated to retroactively reflect the five for one stock split in October 2000.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                         YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------
                                                                  2001              2000             1999
                                                            ---------------   ---------------   --------------
OPERATING ACTIVITIES:
Net income ..............................................    $ 22,779,002      $  17,032,614     $ 13,877,953
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization ........................       1,611,900            872,760          744,304
   Gain on sale of property and equipment ...............          (4,241)              (673)            (376)
   Bad debts (reserve reversal) expense .................        (427,041)           771,380          254,127
   Noncash stock compensation expense ...................         198,501            157,342               --
   Deferred income taxes ................................      (1,099,845)        (2,155,009)      (2,499,380)
   Utilization of prior years' net operating losses .....              --                 --        1,226,425
Changes in current assets and liabilities:
 Accounts receivable ....................................      (2,360,862)       (11,673,037)      (6,351,239)
 Inventory ..............................................         644,611        (13,384,628)      (7,159,527)
 Prepaid inventory ......................................        (700,768)           105,025       (1,581,861)
 Prepaid income taxes ...................................         726,438           (726,438)              --
 Prepaid media and other expenses .......................        (497,324)          (160,177)        (485,725)
 Deposits and other current assets ......................        (106,114)         1,022,160       (1,077,815)
 Accounts payable and accrued liabilities ...............       1,039,365          8,592,276        5,750,799
 Income taxes payable ...................................       3,543,120         (1,596,685)       1,253,701
                                                             ------------      -------------     ------------
Net cash provided by (used in) operating activities .....      25,346,742         (1,143,090)       3,951,386
                                                             ------------      -------------     ------------
INVESTING ACTIVITIES:
 Net payments for purchase of
   property and equipment ...............................      (1,983,980)        (2,535,966)        (622,932)
 Issuance of long-term note receivable ..................        (629,864)                --               --
                                                             ------------      -------------     ------------
Net cash used in investing activities ...................      (2,613,844)        (2,535,966)        (622,932)
                                                             ------------      -------------     ------------
FINANCING ACTIVITIES:
 Dividend payment .......................................              --         (1,436,775)      (1,993,940)
 Net (payment of) proceeds from bank loan ...............      (4,335,000)         4,335,000         (459,536)
 Purchase of treasury stock .............................              --           (200,000)              --
 Net proceeds from issuance of common stock .............          96,379                100           64,487
 Proceeds from payment of subscriptions receivable.......          45,668                 --               --
                                                             ------------      -------------     ------------
Net cash (used in) provided by financing activities .....      (4,192,953)         2,698,325       (2,388,989)
                                                             ------------      -------------     ------------
Net change in cash ......................................      18,539,945           (980,731)         939,465
Cash and cash equivalents at beginning of year ..........         374,989          1,355,720          416,255
                                                             ------------      -------------     ------------
Cash and cash equivalents at end of year ................    $ 18,914,934      $     374,989     $  1,355,720
                                                             ============      =============     ============
Supplemental cash flow information
 Cash paid during the year for
   Interest .............................................    $    370,327      $     105,980     $     15,727
   Income taxes, net of refund ..........................    $  5,342,816      $  11,863,931     $  5,018,235
 Non-cash
   Dividends declared, not paid .........................    $         --      $          --     $    908,398

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    NUMBER OF SHARES
                        ----------------------------------------
                          SERIES A      SERIES B                    SERIES A
                         PREFERRED     PREFERRED       COMMON       PREFERRED
                           STOCK         STOCK          STOCK         STOCK
                        ----------- --------------- ------------ --------------
Balance at
 January 1, 1999 ...... 2,860,000       3,700,000           --    $ 4,468,058
Net income ............

Utilization of prior
 years' net
 operating losses
 and realization of
 deferred tax
 assets ...............
Exercise of stock
 options ..............                              1,612,185
Dividends declared.....
Balance at
 December 31,
 1999 ................. 2,860,000       3,700,000    1,612,185    $ 4,468,058
Net income ............
Exercise of stock
 options ..............                                  2,500
Additional shares
 issued ...............                                730,670

Noncash stock
 compensation
 expense ..............
Conversion to
 common ...............                (3,700,000)   3,700,000
Purchase of
 treasury stock .......                               (200,000)
Dividends declared.....
Balance at
 December 31,
 2000 ................. 2,860,000              --    5,845,355    $ 4,468,058
Net income ............

Exercise of stock
 options ..............                                196,379
Noncash stock
 compensation
 expense ..............
Payment of
 subscriptions
 receivable ...........
Balance at
 December 31,
 2001 ................. 2,860,000              --    6,041,734    $ 4,468,058
                        =========      ==========    =========    ===========
                           SERIES B                        STOCK
                           PREFERRED       COMMON      SUBSCRIPTIONS      RETAINED           TOTAL
                             STOCK          STOCK        RECEIVABLE       EARNINGS          EQUITY
                        -------------- -------------- --------------- ---------------- ----------------
Balance at
 January 1, 1999 ......  $  1,480,000   $        --     $        --     $   (459,617)    $  5,488,441
Net income ............                                                   13,877,953       13,877,953

Utilization of prior
 years' net
 operating losses
 and realization of
 deferred tax
 assets ...............                   1,226,425                                         1,226,425
Exercise of stock
 options ..............                      64,487                                            64,487
Dividends declared.....                                                   (2,674,171)      (2,674,171)
                                                                        ------------     ------------
Balance at
 December 31,
 1999 .................  $  1,480,000   $ 1,290,912     $        --     $ 10,744,165     $ 17,983,135
Net income ............                                                   17,032,614       17,032,614
Exercise of stock
 options ..............                         100                                               100
Additional shares
 issued ...............                     182,668        (182,668)                               --

Noncash stock
 compensation
 expense ..............                     157,342                                           157,342
Conversion to
 common ...............    (1,480,000)    1,480,000                                                --
Purchase of
 treasury stock .......                    (200,000)                                         (200,000)
Dividends declared.....                                                     (528,377)        (528,377)
                                                                        ------------     ------------
Balance at
 December 31,
 2000 .................  $         --   $ 2,911,022     $  (182,668)    $ 27,248,402     $ 34,444,814
Net income ............                                                   22,779,002       22,779,002

Exercise of stock
 options ..............                     196,379        (100,000)                           96,379
Noncash stock
 compensation
 expense ..............                     198,501                                           198,501
Payment of
 subscriptions
 receivable ...........                                      45,668                            45,668
                                                        -----------                      ------------
Balance at
 December 31,
 2001 .................  $         --   $ 3,305,902     $  (237,000)    $ 50,027,404     $ 57,564,364
                         ============   ===========     ===========     ============     ============

     All shares and amounts, except for Series A preferred stock, have been restated to retroactively reflect the five for one stock split in October 2000.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1.  BUSINESS AND BASIS OF PRESENTATION:

    Tilia International, Inc., a Cook Islands Corporation, develops and markets patented vacuum packaging systems for home use, primarily for food storage. The accompanying consolidated financial statements include the accounts of Tilia International, Inc. and its wholly owned subsidiaries, Tilia Cyprus, Tilia Hungary, Tilia Canada, Inc. and Tilia, Inc. (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation.

    A Tilia vacuum packaging system employs a patented vacuum-sealing appliance combined with a patented, technologically advanced plastic bag or with an array of accessories such as canisters, lids and bottle stoppers. The appliance removes air from the bag or other container before creating an airtight seal, resulting in protection unlike other household food storage bags and containers on the market. The Company's patented bags are also sold as separate, replaceable supplies, resulting in a recurring stream of revenue. The systems are sold under the FoodSaver trademark.

    Tilia, Inc., the U.S. subsidiary, manages operations and sales worldwide. Product manufacturing is concentrated in the Far East using third party manufacturers. Sales are concentrated in the United States, representing 96% of 2001 revenue.

    Tilia's products are sold through independent sales representatives to national and regional retail chains. The Company also sells directly to the consumer through television infomercials, the Internet and other direct to consumer promotions. In addition to generating direct sales, the infomercial serves as an advertising tool creating awareness and demand at retail for the product line.

    Sales fall into two distinct categories. These are the retail business and the direct-to-consumer business. In 2001, retail revenue was $138.1 million, up from $86.9 million in 2000 and $39.8 million in 1999. Bag revenue (excluding bags in kits) was 25%, 24% and 27% of retail revenue in 2001, 2000 and 1999, respectively. Retail sales accounted for 75%, 66% and 50% of the Company's revenues in 2001, 2000 and 1999, respectively.

    In the direct-to-consumer category, the Company sells a significant volume through television infomercials. In 2001, infomercial revenue was $40.9 million, compared to $43.3 million and $38.3 million in 2000 and 1999, respectively, accounting for 22%, 33% and 48% of the Company's revenues in 2001, 2000 and 1999, respectively. Bag revenue was 10%, 12% and 12% of infomercial revenue in 2001, 2000 and 1999, respectively. For the infomercial business, the Company receives the revenue for the full consumer price (including shipping and handling charges), ships directly to the end-user and pays variable fees for third party services and airtime. In addition, the Company recognized $4.8 million in other direct-to-consumer (phone and internet orders) revenue or 3% of total 2001 revenue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

    The Company is subject to risks associated with dependence on a single type of product, dependence on key individuals, dependence on a select few third party manufacturers, competition from other companies and products, the reliance on a few key customers, the high number of bankruptcies in the retail market, the requirement for continued successful development and marketing of its products and the availability of supplies. Currently, each appliance has either one or two manufacturing sources and all are manufactured in the Far East. The Company has two bag suppliers, one in Korea and one in the United States. Third parties in the Far East and the United States manufacture accessories such as canisters, universal lids and bottle stoppers. The Company has various patents due to expire in the years 2005 to 2018, making the Company subject to risks associated with competition from other companies and products.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    CASH AND CASH EQUIVALENTS

    The Company invests excess cash in investments with original maturities of less than three months. The investments consist of time deposits and money market funds and are stated at cost, which approximates market value. The Company considers such investments to be cash equivalents for purposes of the financial statements.

    ACCOUNTS RECEIVABLE

    Accounts receivable are recorded net of reserves for doubtful accounts and returns and discounts of $2.9 million and $2.7 million as of December 31, 2001 and 2000, respectively. Amounts due from four customers accounted for 66% of the Company's receivables as of December 31, 2001.

    INVENTORIES

    Inventories are stated at the lower of average cost (which approximates first-in first-out cost) or market. Inventories consist of the following:

In thousands                             2001         2000
------------                            -------      -------
Appliance and system kits ..........    $11,144      $12,380
Supplies and accessories ...........     11,344       11,026
                                        -------      -------
Subtotal ...........................     22,488       23,406
Inventory reserve ..................       (399)        (673)
                                        -------      -------
Net inventory ......................    $22,089      $22,733
                                        =======      =======

    PREPAID INVENTORY

    The Company has agreements with certain suppliers to pay deposits in advance of shipment for purchase orders. These deposits range from 20 to 100 percent of purchases that are expected to be received within a timeframe that ranges from a week to a month. As of December 31, 2001, the Company has prepaid for $2.4 million of inventory.

    PREPAID MEDIA AND OTHER EXPENSES

    Direct advertising costs (primarily media expenses) related to infomercial sales are recorded as prepaid assets when paid in advance. The expense is recognized at the time that the corresponding infomercial revenues are booked, which is normally within a week after the costs are incurred. The amount of prepaid media was $0.6 million and $0.8 million as of December 31, 2001 and 2000, respectively. Total media expenses incurred amounted to $20.9 million, $18.2 million and $11.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Molds and tooling owned by the Company and used by third party manufacturers are amortized on a straight-line basis over a three-year period. Leasehold improvements are amortized over the lesser of five years or the life of the lease. Computer equipment is depreciated over two years.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     Property and equipment consists of the following:

In thousands                                    2001          2000
------------                                    ----          ----
Computer equipment ......................    $  1,711      $  1,415
Equipment and furniture .................       1,724           897
Leasehold improvements ..................         211           129
Molds and tooling .......................       3,022         2,351
                                             --------      --------
Total ...................................       6,668         4,792
Less: accumulated depreciation ..........      (3,401)       (2,185)
                                             --------      --------
Net property and equipment ..............    $  3,267      $  2,607
                                             ========      ========

    INTELLECTUAL PROPERTY

    Intellectual property was recorded when the Company was reorganized in 1994 and relates to the business of developing, manufacturing, producing, distributing and selling vacuum products and consists of patents, plans, prototypes, and trademarks. Amortization is computed using the straight-line method over the estimated useful life of the asset (ten years). Intellectual property consists of the following:

In thousands                              2001          2000
------------                              ----          ----
Intellectual property .............    $  2,000      $  2,000
Accumulated amortization ..........      (1,400)       (1,200)
                                       --------      --------
Net ...............................    $    600      $    800
                                       ========      ========

    The realization of these assets is dependent upon continued successful operations of the Company. The Company periodically reviews the realizability of its intangible assets.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees", and related interpretations to account for employee stock options and restricted stock. Under APB 25, when the market price of the underlying stock on the date of grant is greater than the exercise price of employee stock options, stock compensation expense is recorded as the difference between the market price of the underlying stock and the exercise price. The Company has adopted the disclosure only provision of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation".

    CUSTOMER WARRANTIES

    The Company has warranties associated with its appliances. The standard warranty period is one year. The Company has recorded a reserve for these warranties.

    ACCRUED RETAIL ALLOWANCES

    The Company has agreements with customers to reimburse them for advertising costs. The Company also provides volume incentive rebates to certain customers. Included in accrued liabilities are reserves for expected advertising costs and volume incentive rebates totaling $1.4 million and $0.9 million as of December 31, 2001 and 2000, respectively.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    REVENUE RECOGNITION

    Revenues from sales are recognized upon shipment. Revenues for sales made on consignment are recognized when the products are sold by the third party distributor to an end-user. Approximately $176.8 million, $126.6 million, and $77.3 million, or 96% for each year of the Company's revenues were recognized from sales in the United States for the years 2001, 2000 and 1999, respectively. Direct infomercial sales amounted to 22%, 33% and 48% of total sales in 2001, 2000 and 1999, respectively. Sales to the three largest retail customers accounted for 39%, 36% and 26% of consolidated revenues in 2001, 2000 and 1999, respectively. Reserves are established for anticipated returns and discounts based on past experience.

    SHIPPING AND HANDLING FEES AND COSTS

    Amounts billed to a customer for shipping and handling are classified as revenue. Costs incurred by the Company for shipping and handling are classified in cost of goods sold.

    VOLUME INCENTIVE REBATE COSTS

    Costs related to volume incentive rebates are recorded as a reduction of revenue at the time the sale is recorded.

    FREE PRODUCT COSTS

    Costs associated with free products (gifts with purchase) shipped to certain customers are included in sales and marketing expenses. The Company does not record revenue related to these items.

    INCOME TAXES

    The Company follows SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided against deferred tax assets that are not likely to be realizable.

    OTHER (EXPENSE) INCOME

    Other (expense) income consists of the following:

In thousands                                                  2001        2000       1999
------------                                                  ----        ----       ----
(Payments for) proceeds from legal settlement ..........     ($ 266)     $  140     $ 300
Foreign exchange loss ..................................       (129)        (50)       11
Interest income ........................................         26         193        60
Interest expense .......................................       (370)       (106)      (17)
Rental income ..........................................         --           7        68
Miscellaneous ..........................................         39          43         7
                                                              -----      ------     -----
Net (expense) income ...................................     ($ 700)     $  227     $ 429
                                                              =====      ======     =====

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain 2000 and 1999 balances have been reclassified to conform to the 2001 financial statement presentation.

3.  INCOME TAXES:

    The Company files tax returns in Hong Kong, Canada, Cyprus and Hungary based on the earnings of Tilia International, Tilia Canada, Inc., Tilia Cyprus, and Tilia Hungary, respectively, and in the United States for federal and state purposes. Taxable income in Hungary is the result of an intercompany royalty of $11.0 million, $7.9 million and $4.8 million paid to Tilia Hungary during the years 2001, 2000 and 1999, respectively, for licensing of marketing and manufacturing intangibles. This revenue is offset by the amortization of intangible assets held by Tilia Hungary, which for tax purposes have a basis of $34.5 million and are being amortized over eight years. Additionally, there is no tax liability in either Hong Kong or Cyprus due to tax losses in these jurisdictions.

    The provision for income taxes consists of the following:

In thousands                              2001         2000         1999
------------                              ----         ----         ----
Federal:
 Current ...........................    $7,098      $  7,445      $4,697
 Deferred ..........................      (872)       (1,626)       (900)
                                        ------      --------      ------
 Subtotal ..........................     6,226         5,819       3,797
                                        ------      --------      ------
State:
 Current ...........................     2,005         2,135       1,575
 Deferred ..........................      (228)         (568)       (373)
                                        ------      --------      ------
 Subtotal ..........................     1,777         1,567       1,202
                                        ------      --------      ------
International ......................       510            --          --
                                        ------      --------      ------
Provision for income taxes .........    $8,513      $  7,386      $4,999
                                        ======      ========      ======

    The federal statutory rate is reconciled to the effective rate as follows:

                                                               2001         2000         1999
                                                            ----------   ----------   ----------
Income tax provision at federal statutory rate ..........       35.0%        35.0%        35.0%
State income taxes, net of federal income tax
 benefit ................................................        3.7          4.1          4.2
Utilization of net operating losses generated
 subsequent to reorganization ...........................         --           --         (3.5)
Foreign taxes at rates other than U.S. ..................      (10.8)       (10.4)        (7.3)
Reversal of valuation allowance on deferred tax
 assets created subsequent to reorganization ............         --           --         (1.4)
Other ...................................................       (0.7)         1.6         (0.5)
                                                               -----        -----         ----
Provision for income taxes ..............................       27.2%        30.3%        26.5%
                                                               =====        =====         ====

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    The components of the net deferred tax asset of the Company as of December 31, 2001 and 2000 were as follows:

In thousands                                 2001       2000
------------                                 ----       ----
Depreciation and amortization ..........    $  122     $    7
Inventory reserve ......................       163        275
Bad debt reserve .......................       242        562
Warranty reserve .......................        98        103
Sales returns reserve ..................       921        547
Accrued retail allowance ...............       557        364
Unicap .................................       902      1,373
Accrued vacation .......................        85         54
Other accrued liabilities ..............     1,845      1,108
Other ..................................       819        261
                                            ------     ------
Deferred tax asset .....................    $5,754     $4,654
                                            ======     ======

4.  RELATED PARTY TRANSACTIONS:

    As of December 31, 2001 and 2000, subscriptions receivable of $237,000 and $182,668, respectively (included in Shareholders' Equity) are due from officers of the Company (See Note 10).

5.  LONG-TERM NOTE RECEIVABLE:

    In May 2001, the Company entered into a loan agreement with one of its bag suppliers. The Company loaned amounts totaling $0.63 million, the proceeds of which were used by the supplier to purchase certain machines and equipment to improve the processing of the products. In accordance with the agreement, the supplier is to repay the loan in increments, based on the volume of orders received from the Company, and therefore, not specifying an exact date. The loan is secured by the equipment.

    As of December 31, 2001, the Company is carrying the Note Receivable as a long-term asset on its balance sheet for a net amount of $0.55 million. This amount represents the original loan amount of $0.63 million net of amortization of $0.08 million. The Company is reserving the loan receivable on a straight-line basis over a five-year period (the useful life of the equipment purchased) due to the uncertainty of the timeframe of the repayment of the loan. The amortization cost is classified as Cost of Goods Sold in the consolidated statement of operations.

6.  COMMITMENTS AND CONTINGENCIES:

    LEASES

    The Company has operating lease commitments for facilities and certain equipment. At December 31, 2001, future minimum annual rental payments under operating leases are as follows:

                   TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

In thousands
------------
2002 ................................................................    $1,789
2003 ................................................................     1,748
2004 ................................................................     1,682
2005 ................................................................     1,620
2006 ................................................................     1,487
2007 ................................................................       114
                                                                         ------
Totals ..............................................................    $8,440
                                                                         ======

    During 2001, 2000 and 1999, rent expense was $2.4 million, $0.88 million, and $0.46 million respectively. The Company has committed to vacate certain buildings in February 2002 and has signed a lease agreement for new office space prior to the expiration of the lease. The 2001 rent expense includes $0.31 million of rent due on office buildings in 2002 after the space is vacated.

    EMPLOYMENT CONTRACTS

    The President and Chief Executive Officer of Tilia, Inc., who is also a Director and shareholder of the Company, is employed under a contract with Tilia, Inc. Severance payments for termination without cause are equal to nine months of compensation. Under continued employment, the President and CEO is also entitled to specific mandatory annual bonuses from 2001 through 2004 up to a total of $110,231.

    The Vice President of International Sales and Marketing and the Senior Vice President of Finance and Administration are also employed under contracts with Tilia, Inc. Severance payments for termination without cause for each are equal to six months of compensation. Under continued employment, the Senior Vice President of Finance and Administration is entitled to specific mandatory annual bonuses from 2001 through 2004 up to a total of $101,815.

    PURCHASE COMMITMENTS

    As of December 31, 2001, the Company has committed to purchase $15 million of inventory from various vendors in the year 2002.

    LETTERS OF CREDIT

    As of December 31, 2001, the Company had $1.57 million of outstanding letters of credit issued. Of this amount, $0.57 million represents outstanding standby letters of credit issued to three vendors to guarantee payment of its obligations. The Company also had an outstanding commercial letter of credit issued to two suppliers totaling $1.0 million for inventory purchases. These amounts outstanding reduced the credit line availability as of December 31, 2001.

    LEGAL ACTIONS

    From time to time and in the normal course of business, the Company is involved in legal actions relating to its operations. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

7.  CAPITAL STOCK:

    STOCK SPLIT

    In October 2000, the Company approved a five-for-one split of the outstanding common stock. All shares, except for Series A preferred stock, have been retroactively restated in the financial statements to reflect the stock split.

                   TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    COMMON STOCK

    In 1999, the Company had authorized 20 million shares of Common Stock, of which 18 million shares were reserved for conversion of Series A and B Preferred Stock. As discussed below, all Series B Preferred Stock converted to 3.7 million shares of Common Stock in 2000. The remaining 2 million shares of Common Stock were held for issuance in accordance with the employee and management stock option and incentive programs (See Note 10). Of these available shares, 1.6 million option shares had been exercised and converted to Common Stock as of December 31, 2001 and 2000.

    In 2000 the Company increased the authorized shares of common stock to 30 million shares, of which 2.5 million shares of Common Stock were held for additional issuance of stock options pursuant to the terms of the 2000 Stock Incentive Plan (See Note 10).

    SERIES A PREFERRED STOCK

    The Company has 2.86 million shares of Series A Preferred Stock authorized and outstanding. All shares of Series A Preferred Stock are convertible into Common Stock on a one to one basis, adjusted for any stock splits including the stock split in October 2000 mentioned above, and shall be entitled to vote on a fully converted basis. Series A Preferred Stock has a liquidation preference on all of the Company's assets other than the intellectual property.

    SERIES B PREFERRED STOCK

    At the end of 1999, the Company had 3.7 million shares of Series B Preferred Stock authorized and outstanding. On a quarterly basis, holders of Series B Preferred Stock were entitled to receive cumulative dividends, calculated as 3.5% of the Company's consolidated quarterly net revenue. The aggregate of all dividends to be paid to Series B Preferred Stockholders was not to exceed $4.95 million (Dividend Limit), which was reached during the first quarter of 2000. All Series B Preferred Stock (recorded at $1.48 million) converted to common stock upon full payment of the Dividend Limit in 2000.

    Dividends paid during 2000, which were declared in 1999, amounted to $1.4 million. Cumulative dividends paid through the end of 2000 amounted to $4.95 million. No dividends were paid in 2001.

8.  RETIREMENT PLAN:

    Tilia, Inc. has established a defined contribution retirement plan qualified under the Internal Revenue Code 401(k) for all full time employees. Under the 401(k) plan, Tilia, Inc. makes matching contributions equal to 50% of the contributions of the employee, not exceeding 3% of the employee's earnings. Contributions to the 401(k) plan by Tilia, Inc. were $191,239, $79,446 and $24,042 for 2001, 2000 and 1999, respectively. Additionally, Tilia, Inc. made a payment under the profit sharing provisions of the 401(k) plan, contributing a minimum of 3% of every qualifying employee's income. This contribution was $157,403, $84,785 and $0 in 2001, 2000 and 1999, respectively.

9.  LINE OF CREDIT:

    In 2000, the Company had a loan agreement with United California Bank (formerly Sanwa Bank) that provided a revolving credit facility not to exceed $7.0 million. As of December 31, 2000, the outstanding loan amount was $4.3 million. In January 2001, the credit facility was increased from $7.0 million to $10.0 million. The minimum effective tangible net worth requirement was increased from $13.75 million to $26.8 million. All other terms and conditions of the original credit agreement remain unchanged.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    In March 2001, the credit facility was further increased to $12 million. The loan expired in June 2001 but was extended to November 2001.

    After the United California Bank loan agreement expired, the Company obtained an $18 million credit facility with Union Bank of California. The new loan expiration date is September 30, 2003.

    The loan is secured by virtually all of the Company's assets and includes covenants and restrictions under which the Company is required to comply with certain financial ratios and submit periodic financial statements and reports. These include maintaining a minimum effective tangible net worth of $36 million; a minimum quick ratio of 1.00:1.00; and an annual minimum net positive profit before tax at each quarter and fiscal year end. As of December 31, 2001, the Company was in compliance with all covenants.

    Interest on this line of credit is calculated at a variable rate per annum of 0.625% below Reference rate, or London InterBank Offering Rate (LIBOR) plus 1.7% per annum. A commitment fee of 0.125% per year is charged quarterly on the unused portion of the revolving loan. The fee will be waived if average usage for the quarter exceeds 34% of the line of credit.

    The loan agreement includes a Letter of Credit Sub-Facility wherein the bank agrees to issue commercial and/or standby letters of credit on behalf of the Company of up to $5 million. At no time, however, shall the total principal amount of the advances outstanding under the line of credit, together with the total face amount of all letters of credit outstanding, less any partial draws paid by the bank, exceed the line of credit. As of December 31, 2001, no loan amount was outstanding while the outstanding commercial and standby letters of credit totaled $1.57 million (see Note 6 above).

10. RESTRICTED STOCK AND STOCK OPTION PLANS:

    Effective March 2000, the Company issued 0.73 million shares of common stock to two officers. The shares vest ratably over a four-year period. This agreement granted the Company the right, exercisable at any time during the ninety day period following the date that the shareholder fails to be employed by the Company, for any reason or no reason at all, to repurchase all or any portion of the shares that are not vested at their fair market value but not less than $0.25 per share (the purchase price of the shares). In connection with the issuance of these restricted shares, the Company issued four-year full recourse promissory notes to the officers for a total of $0.18 million (the purchase price of the restricted shares). The notes bear interest at 6.21%. Each holder is required to make principal and interest payments annually on the anniversary date of the stock issuance.

    In January 2001, an officer exercised 0.1 million of stock options in exchange for a secured promissory note for $0.1 million. The note bears interest at 5.9%.

    The Company had originally reserved 2 million shares of Common Stock for issuance to employees under an employee stock option plan. In August 1996, the Company implemented the 1996 Executive Stock Option Plan and the 1996 Employee Stock Option Plan and awarded 1.87 million Common Stock options under these plans. In October 2000, the Company reserved an additional 2.5 million shares of common stock for issuance to employees under a second employee stock option plan, and implemented the 2000 Stock Option plan, under which an additional 1.5 million common stock options were awarded. The Company does not intend to grant any additional options under the 1996 plans.

    Under the terms of the Option Plans, options granted may be either nonqualified or incentive stock options and the exercise price is determined by the Board of Directors of the Company. Options may be exercised in installments, however no options may be exercised within one year from the vesting commencement or later than ten years from the date of grant. The options fully vest in 48 months from the vesting commencement date. Vesting commencement on options granted in

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

August 1996 was retroactive to the hire date of the employee while those granted in October 2000 was retroactive to August 1, 1999 for employees hired before that date and on actual hire dates for employees hired thereafter. The options granted under the October 2000 plan are subject to repurchase by the Company at the Company's option, exercisable at any time during the ninety day period following the date that the shareholder fails to be employed by the Company for any reason or no reason at all, at the fair market value.

    In October 2000, the Company repurchased 0.2 million common shares from an employee who had exercised his options in 1999 and left the Company in 2000, at a price of $1 per share or $0.2 million.

    Activity under the plan is summarized as follows:

                                                               WEIGHTED
                                                               AVERAGE
                                                               EXERCISE
                                                 OPTIONS        PRICE
                                              -------------   ---------
                                               IN THOUSANDS
Outstanding at January 1, 2000 ...........          29         $  0.04
Exercised ................................          (3)           0.04
Expired ..................................         (10)           0.04
Granted ..................................       1,252            1.00
                                                ------         -------
Outstanding December 31, 2000 ............       1,268         $  0.99
Exercised ................................        (196)           1.00
Expired ..................................         (81)           1.09
Granted ..................................         235            1.64
                                                ------         -------
Outstanding at December 31, 2001 .........       1,226         $  1.10
Exercisable at December 31, 2001 .........         576         $  1.10
                                                ======         =======

     The following summarizes information about stock options outstanding at December 31, 2001:

                           OPTIONS          WEIGHTED AVERAGE
     EXERCISE           OUTSTANDING AT         REMAINING
       PRICE          DECEMBER 31, 2001     CONTRACTUAL LIFE
       -----          -----------------     ----------------
                         IN THOUSANDS
        $.04                   13                  4.8
        1.00                  996                  8.2
        1.56                  110                  8.9
        1.70                   68                  8.9
        1.79                   39                  9.0
       -----                -----                  ---
       $1.10                1,226                  8.0
       =====                =====                  ===

    The Company accounts for these plans in accordance with APB Opinion No. 25 under which compensation cost is recorded as the difference between the fair value and the exercise price of the shares at the date of grant and is recorded on a straight-line basis over the vesting period of four years for both the options and the restricted stock. The Board of Directors estimated the fair value of the shares at the date of grant and compensation expense of $198,501, $157,342 and $0 was recognized during 2001, 2000 and 1999, respectively, related to the issuance of stock options and restricted stock issued below this price.

                  TILIA INTERNATIONAL, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     Had compensation cost for the stock options and restricted stock granted been based on the estimated fair value at the award dates, as prescribed by SFAS No. 123, the Company's proforma net income would have been as follows:

In thousands                2001         2000         1999
------------                ----         ----         ----
As reported ..........    $22,779      $17,033      $13,878
Pro-forma ............     22,702       16,951       13,878
                          =======      =======      =======

     The fair value determination under SFAS 123 was calculated using the Black-Scholes option pricing model to value all restricted stock and stock options granted in 2000 and 2001, using the following range of assumptions, and assuming no dividends:

      RISK FREE           EXPECTED         EXPECTED
    INTEREST RATE        VOLATILITY     LIFE OF OPTIONS
    -------------        ----------     ---------------
    5.75% -- 6.55%           0%             5 years
    =============            =              =======

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma financial information as of and for the year ended December 31, 2001 has been derived from our audited consolidated financial statements as of such date and for such period and gives pro forma effect to (1) as if they had been consummated as of January 1, 2001, (a) the November 2001 sale of the assets of Alltrista's Triangle, TriEnda and Synergy World divisions (the "TPD Assets"), including the receipt in January 2002 of a $15.7 million federal income tax refund relating to the sale of the TPD Assets, and the receipt in March 2002 of a $22.2 million federal income tax refund and the anticipated receipt of an additional $0.6 million federal income tax refund resulting from the enactment, in March 2002, of the Job Creation and Workers' Assistance Act of 2002, and the use of such funds to reduce debt (collectively, the "Tax Refunds"), (b) the November 2001 sale of our majority interest in Microlin, LLC (c) the offering of the Notes, (d) the Credit Facility ,and (e) the use of the proceeds from the offering of the Notes, together with initial borrowings under the Credit Facility and cash on hand, to acquire the business of Tilia, to repay the outstanding indebtedness under our previous credit facility and to pay related fees and expenses; and (2) the Tax Refunds and the Transactions as if they had been consummated as of December 31, 2001, in the case of balance sheet data.

         The unaudited pro forma financial information is not necessarily indicative of Alltrista's results of operations or financial position had the events reflected herein actually been consummated at the assumed dates, nor is it necessarily indicative of Alltrista's results of operations or financial position for any future period. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with our consolidated financial statements and the related notes thereto filed with our Form 10-K for the year ended December 31, 2001, and the consolidated financial statements of Tilia included herein.

         The pro forma adjustments related to the purchase price allocation and financing of the acquisition of Tilia are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation and financing of the acquisition may have a significant impact on the unaudited pro forma information.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2001

                                                               DISPOSITIONS-
                                                                  RELATED
                                               ALLTRISTA         PRO FORMA
                                              AS REPORTED       ADJUSTMENTS
                                             ------------- ---------------------
                                                   (DOLLARS IN THOUSANDS)
ASSETS
Current assets
 Cash and cash equivalents .................   $   6,376
 Accounts receivable, net ..................      13,986
 Income taxes receivable ...................      16,252       $   (15,700) (a)
 Inventories, net ..........................      26,994
 Deferred taxes on income ..................       4,832            (4,832)(a)
 Other current assets ......................       3,134
                                               ---------       -----------
  Total current assets .....................      71,574           (20,532)
                                               ---------       -----------
Property, plant and equipment, net .........      43,543
Goodwill, net ..............................      15,487
Deferred taxes on income ...................      25,417           (17,968)(a)
Other assets ...............................       5,282
                                               ---------       -----------
Total assets ...............................   $ 161,303       $   (38,500)
                                               =========       ===========
LIABILITIES AND EQUITY
Current liabilities
 Short-term and current portion of
  long-term debt ...........................   $  28,500       $   (23,500)(a)
 Accounts payable ..........................      14,197
 Other current liabilities .................      20,842
                                               ---------       -----------
  Total current liabilities ................      63,539           (23,500)
                                               ---------       -----------
Noncurrent liabilities
 Long-term debt ............................      56,375           (15,000)(a)
 Other noncurrent liabilities ..............       6,260
                                               ---------       -----------
  Total noncurrent liabilities .............      62,635           (15,000)
Equity .....................................      35,129
                                               ---------       -----------
Total liabilities and equity ...............   $ 161,303       $   (38,500)
                                               =========       ===========
                                                                           ACQUISITION-
                                                                             RELATED
                                              ALLTRISTA      TILIA          PRO FORMA        PRO FORMA
                                              PRO FORMA   AS REPORTED      ADJUSTMENTS       COMBINED
                                             ----------- ------------- ------------------- ------------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Current assets
 Cash and cash equivalents .................  $   6,376   $   18,915       $   (4,221)(b)   $  21,070
 Accounts receivable, net ..................     13,986       22,982                           36,968
 Income taxes receivable ...................        552           --                              552
 Inventories, net ..........................     26,994       24,453                           51,447
 Deferred taxes on income ..................         --        5,632                            5,632
 Other current assets ......................      3,134        1,888                            5,022
                                              ---------   ----------       ----------       ---------
  Total current assets .....................     51,042       73,870           (4,221)        120,691
                                              ---------   ----------       ----------       ---------
Property, plant and equipment, net .........     43,543        3,267                           46,810
Goodwill, net ..............................     15,487           --          100,935(c)      116,422
Deferred taxes on income ...................      7,449          122                            7,571
Other assets ...............................      5,282        1,146           12,000(d)       18,214
                                                                                 (214)(e)
                                              ---------   ----------       ----------       ---------
Total assets ...............................  $ 122,803   $   78,405       $  108,500       $ 309,708
                                              =========   ==========       ==========       =========
LIABILITIES AND EQUITY
Current liabilities
 Short-term and current portion of
  long-term debt ...........................  $   5,000   $       --       $   (5,000)(f)   $      --
 Accounts payable ..........................     14,197        3,535                           17,732
 Other current liabilities .................     20,842       17,305                           38,147
                                              ---------   ----------       ----------       ---------
  Total current liabilities ................     40,039       20,840           (5,000)         55,879
                                              ---------   ----------       ----------       ---------
Noncurrent liabilities
 Long-term debt ............................     41,375           --          (41,375)(f)     212,654
                                                                               50,000(g)
                                                                               15,000(h)
                                                                              147,654(i)
 Other noncurrent liabilities ..............      6,260           --                            6,260
                                              ---------   ----------       ----------       ---------
  Total noncurrent liabilities .............     47,635           --          171,279         218,914
Equity .....................................     35,129       57,565          (57,565)(j)      34,915
                                                                                 (214)(e)
                                              ---------   ----------       ----------       ---------
Total liabilities and equity ...............  $ 122,803   $   78,405       $  108,500       $ 309,708
                                              =========   ==========      ===========       =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            AND OTHER OPERATING DATA
                          YEAR ENDED DECEMBER 31, 2001

                                                                     DISPOSITIONS-
                                                                        RELATED
                                                     ALLTRISTA         PRO FORMA
                                                    AS REPORTED       ADJUSTMENTS
                                                   ------------- ---------------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER
                                                             SHARE AMOUNTS)
Net sales ........................................  $  304,978      $     (62,588)(k)
                                                                             (711)(l)
Costs and expenses
 Cost of sales ...................................     233,676            (60,901)(k)
 Selling, general and administrative expenses.....      52,212             (9,061)(k)
                                                                           (1,670)(l)
 Goodwill amortization ...........................       5,153             (4,044)(k)
 Special charges (credits) and reorganization
  expenses .......................................       4,978                345(k)
 Loss on divestitures of assets ..................     122,887           (122,426)(m)
                                                    ----------      -------------
Income (loss) before interest, taxes and
 minority interest ...............................    (113,928)           134,458
Interest expense, net ............................      11,791             (3,602)(n)
                                                    ----------      -------------
Income (loss) before taxes and minority
 interest ........................................    (125,719)           138,060
Income tax provision (benefit) ...................     (40,443)            44,352(o)
Minority interest in loss of consolidated
 subsidiary ......................................         153               (153)(p)
                                                    ----------      -------------
Net income (loss) ................................  $  (85,429)     $      93,861
                                                    ==========      =============
Basic earnings (loss) per share ..................  $   (13.43)
Diluted earnings (loss) per share ................      (13.43)
Weighted average shares outstanding:
 Basic ...........................................       6,363
 Diluted .........................................       6,363
Other Data:
 EBITDA(u) .......................................  $   32,734      $       3,564
 Depreciation and amortization ...................      18,797              8,813
 Capital expenditures ............................       9,707              3,000



                                                                                    ACQUISITION-
                                                                                      RELATED
                                                      ALLTRISTA       TILIA          PRO FORMA         PRO FORMA
                                                      PRO FORMA    AS REPORTED      ADJUSTMENTS        COMBINED
                                                   -------------- ------------- ------------------- --------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ........................................   $  241,679     $ 183,825                         $  425,504
Costs and expenses
 Cost of sales ...................................      172,775        89,668                            262,443
 Selling, general and administrative expenses.....       41,481        61,718      $    1,000(q)         104,199
 Goodwill amortization ...........................        1,109            --                              1,109
 Special charges (credits) and reorganization
  expenses .......................................        5,323           803                              6,126
 Loss on divestitures of assets ..................          461            --                                461
                                                     ----------     ---------      ------------       ----------
Income (loss) before interest, taxes and
 minority interest ...............................       20,530        31,636          (1,000)            51,166
Interest expense, net ............................        8,189           344          (8,189)(r)         19,994
                                                                                       18,750(s)
                                                                                          900(t)
                                                     ----------     ---------      ------------       ----------
Income (loss) before taxes and minority
 interest ........................................       12,341        31,292         (12,461)            31,172
Income tax provision (benefit) ...................        3,909         8,513          (1,512) (o)        10,910
Minority interest in loss of consolidated
 subsidiary ......................................           --            --                                 --
                                                     ----------     ---------      ------------       ----------
Net income (loss) ................................   $    8,432     $  22,779      $  (10,949)        $   20,262
                                                     ==========     =========      ============       ==========
Basic earnings (loss) per share ..................   $     1.33                                       $     3.18
Diluted earnings (loss) per share ................         1.32                                             3.18
Weighted average shares outstanding:
 Basic ...........................................        6,363                                            6,363
 Diluted .........................................        6,377                                            6,377
Other Data:
 EBITDA(u) .......................................   $   36,298     $  34,051      $       --         $   70,349
 Depreciation and amortization ...................        9,984         1,612           1,000             12,596
 Capital expenditures ............................        6,707         1,984              --              8,691

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001

Balance sheet adjustments:

(a) Adjustment to reflect the use of the Tax Refunds to repay existing debt, thereby reducing income taxes receivable and deferred tax assets.

(b) Adjustment to reflect the use of cash on hand to fund a portion of the purchase price of Tilia.

(c) Adjustment to reflect estimated goodwill to be recorded with the Acquisition calculated as the purchase price plus related expenses ($163.5 million) related to the Acquisition less the net equity of Tilia and amounts allocated to specifically identifiable intangible assets ($5.0 million).

(d)  Adjustment to reflect the following:

     (i) estimated fair value of Tilia's identifiable intangible assets (primarily patents) of $5.0 million to be amortized over an average five-year life;

     (ii) estimated expenses of this offering of $5.0 million to be amortized over the ten-year term of the Senior Subordinated Notes due 2012; and

     (iii) estimated expenses of the new senior credit facility of $2.0 million to be amortized over the five-year term.

(e) Adjustment to reflect the write-off of remaining debt issue costs relating to Alltrista's existing senior credit facility.

(f) Adjustment to reflect the repayment of Alltrista's existing credit facility in conjunction with the Transactions.

(g) Adjustment to reflect the initial borrowing under the new senior credit facility in conjunction with the Transactions.

(h) Adjustment to reflect the subordinated seller notes to be issued in conjunction with the Transactions:

     (i)    $10.0 million non-interest bearing note due March 31, 2003, and

     (ii)   $5.0 million note due in 2004.

(i) Adjustment to reflect the issuance of the Senior Subordinated Notes due 2012 at 98.436% of par value.

(j) Adjustment to reflect the elimination of the existing stockholders' equity of Tilia.

Statement of operations adjustments:

(k) Adjustment to reflect the elimination of the operating results of the TPD Assets.

(l) Adjustment to reflect the elimination of the operating results of Microlin, LLC.

(m)  Adjustment to reflect the elimination of the loss on the Dispositions.

(n) Adjustment to reflect the elimination of interest expense related to the debt repayment resulting from the Tax Refunds.

(o)  Adjustment to reflect an effective tax rate of 35.0%.

(p) Adjustment to reflect the elimination of the minority interest's share in the loss of Microlin, LLC.

(q) Adjustment to reflect the amortization of estimated identifiable intangible assets. See note (d)(i) above.

(r) Adjustment to reflect the elimination of historical Alltrista interest expense in conjunction with the Transactions.

(s)  Adjustment to reflect pro forma interest expense relating to:

     (i) the new senior credit facility based upon Alltrista's 2001 effective borrowing rate;

     (ii)   the interest bearing subordinated seller note described in note
            (g)(ii) above based upon Alltrista's 2001 effective borrowing rate; and

     (iii)  the 9 3/4% Senior Subordinated Notes due 2012.

(t) Adjustment to reflect amortization of debt issue costs for both the new senior credit facility and the Senior Subordinated Notes due 2012. See note
     (d) above.

(u) "EBITDA" is calculated as income (loss) before interest, taxes and minority interest plus (i) depreciation and amortization, (ii) special charges (credits) and reorganization expenses and (iii) loss (gain) on divestiture of assets and product lines. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this offering memorandum because it is a basis upon which our management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.